Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-187760) and Form S-8 (Nos. 333-147490, 333-148544, and 333-185617) of Synthesis Energy Systems, Inc. and subsidiaries of our report dated September 18, 2015 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA LLP

Houston, Texas

September 18, 2015